Exhibit 77M for AXP Variable Portfolio-Investment Series, Inc.

Merger of RiverSource Variable Portfolio-New Dimensions Fund into RiverSource Variable Portfolio-Large Cap Equity Fund

On March 17, 2006, RiverSource Variable Portfolio-New Dimensions Fund (the Selling Fund), a series of AXP Variable Portfolio-Investment Series, Inc. (the Corporation) merged into RiverSource Variable Portfolio-Large Cap Equity Fund (the Buying Fund), a series of the same Corporation.

BOARD ACTION: Board members of the Corporation, at a meeting held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). The Board determined that participation in the reorganization was in the best interests of each respective Fund and that the interests of existing contract holders of each respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The contract holders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a regular meeting held on February 15, 2006.

TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company and other affiliated life insurance companies) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in the Selling Fund paid any sales charge in connection with the distribution of shares. RiverSource Investments, LLC agreed to bear the costs of effecting the Reorganization.


Merger of RiverSource Variable Portfolio- Strategy Aggressive Fund into RiverSource Variable Portfolio-Mid Cap Growth Fund

On March 17, 2006, RiverSource Variable Portfolio-Strategy Aggressive Fund (the Selling Fund), a series of AXP Variable Portfolio-Investment Series, Inc. (the Corporation) merged into RiverSource Variable Portfolio-Mid Cap Growth Fund (the Buying Fund), a series of the same Corporation.

BOARD ACTION: Board members of the Corporation, at a meeting held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). The Board determined that participation in the reorganization was in the best interests of each respective Fund and that the interests of existing contract holders of each respective Fund would not be diluted as a result of the reorganization.

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SHAREHOLDER APPROVAL: The contract holders of the Selling Fund approved the
Agreement between the Selling Fund and the Buying Fund at a regular meeting held on February 15, 2006.

TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company and other affiliated life insurance companies) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in the Selling Fund paid any sales charge in connection with the distribution of shares. RiverSource Investments, LLC agreed to bear the costs of effecting the Reorganization.